Exhibit 10.1

LEASE

BETWEEN

THE IRVINE COMPANY LLC

AND

AUTOWEB, INC

LEASE

(Short Form)

  THIS LEASE is made as of  March 11, 2020 , by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, hereafter called “Landlord,” and AUTOWEB, INC, a Delaware corporation, hereafter called “Tenant.”

  ARTICLE 1. BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1.
Tenant’s Trade Name: N/A

2.
Premises:

Suite No.(s):                   250 (the Premises are more particularly described in Section 2.1.)
Address of Building:     6410 Oak Canyon, Irvine, CA 92618
Project Description:      Oak Creek Business Center (as shown on Exhibit Y to this Lease)

3.
Use of Premises: General office and for no other use.

4.
Estimated Commencement Date: August 1, 2020

5.
Lease Term: 60 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6.
Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent
1 to 12	$1.95	$23,505.30
13 to 24	$2.04	$24,590.16
25 to 36	$2.13	$25,675.02
37 to 48	$2.23	$26,880.42
49 to 60	$2.33	$28,085.82

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 3 full calendar months of Basic Rent in the aggregate amount of $70,515.90 (i.e., $23,505.30 per month) (the “Abated Basic Rent”) for the first 3 full calendar months of the Term (the “Abatement Period”). In the event Tenant Defaults at any time during the Term, all unamortized Abated Basic Rent (i.e. based upon the amortization of the Abated Basic Rent in equal monthly amounts during the initial Term, without interest) shall immediately become due and payable. The payment by Tenant of the Abated Basic Rent in the event of a Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain due and payable pursuant to the provisions of this Lease.

7.
Expense Recovery Period: Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.
Floor Area of Premises: approximately 12,054 rentable square feet

Floor Area of Building: approximately 44,572 rentable square feet

9.
Security Deposit: $137,715.22 (subject to reduction as set forth in Section 4.3)

10.
Broker(s): Irvine Management Company (“Landlord’s Broker”) is the agent of Landlord exclusively and Jones Lang LaSalle (“Tenant’s Broker”) is the agent of Tenant exclusively.

11.
Parking: 43 parking spaces in accordance with the provisions set forth in Exhibit F to this Lease.

12.
Address for Payments and Notices:

LANDLORD Payment Registration Address: Email tenantportal@irvinecompany.com to request an account for the Tenant Payment Portal.	TENANT AUTOWEB, INC 6410 Oak Canyon, Suite 250 Irvine, CA 92618

Notice Address:

THE IRVINE COMPANY LLC
550 Newport Center Drive Newport Beach, CA 92660
Attn: Senior Vice President, Property Operations, Irvine Office Properties

with a copy of notices to:

IRVINE MANAGEMENT COMPANY
550 Newport Center Drive Newport Beach, CA 92660
Attn: Senior Vice President, Operations Office Properties

LIST OF LEASE EXHIBITS (All exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A	Description of Premises
Exhibit B	Operating Expenses
Exhibit C	Utilities and Services
Exhibit D	Tenant’s Insurance
Exhibit E	Rules and Regulations
Exhibit F	Parking
Exhibit G	Additional Provisions
Exhibit G-I	First Right Space
Exhibit H	Landlord’s Disclosures
Exhibit I	Landlord Waiver
Exhibit X	Work Letter
Exhibit Y	Project Description

ARTICLE 2. PREMISES

 2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the “Floor Area”). The Premises are located in the building identified in Item 2 of the Basic Lease Provisions (the “Building”), which is a portion of the project described in Item 2 (the “Project”). Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct.

2.2. ACCEPTANCE OF PREMISES. Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of either for any purpose, except as set forth in this Lease. Tenant acknowledges that the flooring materials which may be installed within portions of the Premises located on the ground floor of the Building may be limited by the moisture content of the Building slab and underlying soils. The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects, except for those matters which Tenant shall have brought to Landlord's attention on a written punch list. The list shall be limited to any items required to be accomplished by Landlord under the Work Letter attached as Exhibit X, and shall be delivered to Landlord within thirty (30) days after the Commencement Date. Landlord shall diligently complete all punch list items of which it is notified as provided above. Nothing contained in this Section 2.2 shall affect the commencement of the Term or the obligation of Tenant to pay rent or Landlord’s covenants and agreements set forth elsewhere in this Lease or the repairs and services required of Landlord under this Lease.

ARTICLE 3. TERM

3.1. GENERAL. The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions. The Term shall commence (“Commencement Date”) on the earlier of (a) the date the Premises are deemed “ready for occupancy” (as hereinafter defined) and possession thereof is delivered to Tenant, or (b) the date Tenant commences its regular business activities within the Premises. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the "Commencement Memorandum") the actual Commencement Date and the expiration date (“Expiration Date") of this Lease; should Tenant fail to execute and return the Commencement Memorandum to Landlord within 10 business days (or provide specific written objections thereto within that period), then Landlord's determination of the Commencement and Expiration Dates as set forth in the Commencement Memorandum shall be conclusive. The Premises shall be deemed “ready for occupancy” when Landlord, to the extent applicable, (i) has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter (if any) attached to this Lease but for minor punch list matters, and (ii) has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

3.2. DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Estimated Commencement Date set forth in Item 4 of the Basic Lease Provisions, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent until the Commencement Date occurs as provided in Section 3.1 above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section 3.1(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Lease), then the Premises shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver the Premises to Tenant but for Tenant’s delay(s).

3.3. TERMINATION RIGHT FOR LATE DELIVERY. Notwithstanding Section 3.2 above, if the Commencement Date has not occurred on or before the Required Completion Date (defined below), Tenant, as its sole remedy, may terminate this Lease by giving Landlord written notice of termination on or before the earlier to occur of: (i) 5 business days after the Required Completion Date; and (ii) the Commencement Date. In such event, this Lease shall be deemed null and void and of no further force and effect and Landlord shall promptly refund any prepaid Rent and Security Deposit, if any, previously advanced by Tenant under this Lease and, so long as Tenant has not previously defaulted under any of its obligations under Exhibit X, Work Letter, the parties hereto shall have no further responsibilities or obligations to each other with respect to this Lease. The “Required Completion Date” shall mean the date which is 22 weeks following the date the building permit for the tenant improvement work (as described in Exhibit X) has been obtained. Landlord and Tenant acknowledge and agree that: (i) the determination of the Commencement Date shall take into consideration the effect of any Tenant Delays; and (ii) the Required Completion Date shall be postponed by the number of days the Commencement Date is delayed due to events of force majeure.

ARTICLE 4. RENT AND OPERATING EXPENSES

4.1. BASIC RENT. From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the “Basic Rent”). If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date. The Basic Rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month. No demand, notice or invoice shall be required. An installment in the amount of 1 full month’s Basic Rent, at the initial rate specified in Item 6 of the Basic Lease Provisions, and 1 month’s estimated Tenant’s Share of Operating Expenses shall be delivered to Landlord concurrently with Tenant’s execution of this Lease and shall be applied against the Operating Expenses first due hereunder.

4.2.     OPERATING EXPENSES. Tenant shall pay Tenant’s Share of Operating Expenses in accordance with Exhibit B of this Lease.

4.3. SECURITY DEPOSIT. Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by this Lease. Upon any Default by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation. If any portion of the Security Deposit is so applied, Tenant shall within 5 business days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under this Lease. Any unapplied balance of the Security Deposit shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest in this Lease within 30 days following the termination of this Lease and Tenant’s vacation of the Premises. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect. Notwithstanding the foregoing, provided that: (a) no uncured Default has occurred at any time during the Term of this Lease, and (b) Tenant shall demonstrate to Landlord that Tenant has achieved positive cash flow from operations over the then most recent 12-month period as demonstrated by Tenant’s financial statements certified as correct by an authorized officer of Tenant, then upon written request of Tenant Landlord shall authorize in writing consecutive reductions to the required Security Deposit amount in accordance with the following schedule: (i) by written request delivered at any time after the 12th full month of the Term, a reduction in the amount of $33,148.50, (ii) by written request delivered at any time after the 24th full month of the Term, a reduction in the amount of $34,233.36, and (iii) by written request delivered at any time after the 36th full month of the Term, a reduction in the amount of $35,438.76. Any such reductions shall include all prior reductions that have not previously been returned. Such reductions shall be returned to Tenant in the form of a credit against the Basic Rent and Operating Expenses next coming due hereunder. Unless the financial statements and other information provided by Tenant to Landlord to demonstrate compliance with the foregoing reduction provisions are publicly available in filings made with the Securities and Exchange Commission, except to the extent disclosure is required by law, Landlord shall keep confidential any financial statements marked or otherwise designated by Tenant as “confidential” and shall not disclose same, without Tenant’s consent, to any person or entity other than Landlord’s financial, legal and other consultants with a “need to know”; provided, however, that Landlord may disclose same to any prospective lender or buyer or pursuant to legal requirement.

ARTICLE 5. USES

5.1. USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever. Tenant shall not do or permit anything to be done in or about the Premises which will in any way interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance in the Premises or the Project. Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises, and with all energy usage reporting requirements of Landlord. Pursuant to California Civil Code § 1938, Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (CASp) (defined in California Civil Code § 55.52(a)(3)). Pursuant to Section 1938 of the California Civil Code, Landlord hereby provides the following notification to Tenant: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction related accessibility standards within the premises.” Landlord shall correct, repair and/or replace any non- compliance of the Building and/or the Common Areas with all building permits and codes in effect and applicable as of the execution of this Lease, including without limitation, the provisions of Title III of the Americans With Disabilities Act (“ADA”). Said costs of compliance shall be Landlord’s sole cost and expense and shall not be part of Project Costs. Landlord shall correct, repair or replace any non-compliance of the Building and the Common Areas with any revisions or amendments to applicable building codes, including the ADA, becoming effective after the execution of this Lease, provided that the amortized cost of such repairs or replacements (amortized over the useful life thereof) shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the Premises, including without limitation, in connection with Tenant’s construction of any Alterations or other improvements in the Premises (and any resulting ADA compliance requirements in the Common Areas required as a result of any Alterations which are not typical office improvements if Landlord shall consent to same as more particularly provided in Section 7.3 of this Lease) and the operation of Tenant’s business and employment practices in the Premises, shall be the responsibility of Tenant at its sole cost and expense. The repairs, corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section 5.1 shall be made promptly following notice of non-compliance from any applicable governmental agency.

5.2. SIGNS. Landlord shall affix and maintain a sign (restricted solely to Tenant’s name/logo as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with a listing for Tenant’s name as set forth herein in the lobby directory of the Building. Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises, except as set forth in Exhibit G.

5.3. HAZARDOUS MATERIALS. Tenant shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord, to utilize within the Premises reasonable quantities of standard office products that may contain Hazardous Materials so long as the same are used and disposed of in compliance with applicable laws. Tenant acknowledges that it has read, understands and, if applicable, shall comply with the provisions of Exhibit H to this Lease, if that Exhibit is attached.

ARTICLE 6. LANDLORD SERVICES

6.1. UTILITIES AND SERVICES. Landlord and Tenant shall be responsible to furnish those utilities and services to the Premises to the extent provided in Exhibit C, subject to the conditions and payment obligations and standards set forth in this Lease. Landlord’s failure to furnish, or any interruption, diminishment or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of force majeure (defined in Section 20.7) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 5 consecutive business days as a result of a service interruption that is reasonably within the control of Landlord to correct and through no fault of Tenant and for reasons other than as contemplated in Article 11, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 6th consecutive business day of the service interruption and ending on the day the service has been restored.

6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate, maintain and repair all Common Areas within the Building and the Project in a high quality manner and as required pursuant to Section 5.1 above. The term “Common Areas” shall mean all areas within the Building and the Project which are not held for exclusive use by persons entitled to occupy space.

6.3. USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations described in Article 17 below. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose, provided that Tenant continues to be afforded reasonable access to and use of the Premises and parking areas (except in emergencies). To the extent feasible, all repairs shall be performed at a time and in a manner so as not to unreasonably interfere with Tenant's normal business operations.

ARTICLE 7. REPAIRS AND MAINTENANCE

7.1. TENANT’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12 and Landlord’s obligations set forth in Section 7.2 below, Tenant at its sole expense shall make all repairs necessary to keep the interior of Premises and all improvements and fixtures therein in good condition and repair, excepting ordinary wear and tear. Tenant’s maintenance obligation shall include without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in the Premises, together with any supplemental HVAC equipment servicing only the Premises. Should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s request, Tenant shall promptly reimburse Landlord as additional rent for all reasonable costs incurred (including the standard supervision fee) upon submission of an invoice. If Tenant is required to make repairs to any component of the Premises for which Landlord may have obtained a warranty, Landlord shall, upon request by Tenant, use its good faith efforts to pursue its rights under any such warranties for the benefit of Tenant. Landlord shall be under no obligation to incur any expense in connection with asserting rights under such warranties or guaranties against either the contractor or the manufacturer, but shall use reasonable good faith efforts to enforce such warranties and guaranties for Tenant’s benefit.

7.2. LANDLORD’S MAINTENANCE AND REPAIR. Subject to Articles 11 and 12, Landlord shall provide service, maintenance and repair with respect to the heating, ventilating and air conditioning (“HVAC”) equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and shall maintain in good repair the Common Areas, roof, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural, electrical, mechanical and plumbing systems of the Building (including elevators, if any, serving the Building). Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset. Landlord shall use reasonable efforts to perform all repairs and replacements so as to minimize unreasonable interference with the conduct of Tenant's business and access to the Premises. Except as provided in Section 6.1 above and Section 11.1 and Article 12 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

7.3.    ALTERATIONS. Except for cosmetic alteration projects that do not exceed $15,000.00 during each calendar year and that do not affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, do not change the basic floor plan of the Premises, and utilize only Landlord’s building standard materials (which work shall require notice to Landlord but not Landlord’s consent), Tenant shall make no alterations, additions, decorations or improvements (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord. Landlord shall not unreasonably withhold its consent to any Alterations which are not visible from the exterior of the Premises and which do not (i) affect the exterior of the Building, or (ii) penetrate any of the structural portions of the Building, including, but not limited to, the roof, or (iii) require any material change to the basic floor plan of the Premises (including without limitation, the adding of any material additional “office” square footage) or to any structural or mechanical systems of the Premises, or (iv) interfere in any manner with the proper functioning of or Landlord's access to any mechanical, electrical, plumbing or HVAC systems, facilities or equipment located in or serving the Building. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable. Tenant shall use Landlord’s designated mechanical and electrical contractors, obtain all required permits for the Alterations and shall perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord. Except for cosmetic Alterations described above, Landlord shall be entitled to a supervision fee in the amount of 5% of the cost of the Alterations. Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant. Should the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems. Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures, equipment and furniture, shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to Tenant given at the time of Landlord’s approval, require Tenant to remove by the Expiration Date or sooner termination date of this Lease, all or any Alterations installed either by Tenant or by Landlord at Tenant’s request (collectively, the “Required Removables”). Tenant shall have no obligation to remove any Tenant Improvements constructed pursuant to the Work Letter, but only as and to the extent set forth in the approved Plan and Cost Estimate. In connection with its removal of Required Removables, Tenant shall repair any damage to the Premises arising from that removal and shall restore the affected area to its pre-existing condition, reasonable wear and tear excepted.

7.4. MECHANIC’S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within 15 days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond in accordance with California Civil Code Section 8424 or any successor statute, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien. All expenses so incurred by Landlord shall be reimbursed by Tenant promptly following Landlord’s demand. Tenant shall give Landlord no less than 20 days’ prior notice in writing before commencing construction of any kind on the Premises.

7.5. ENTRY AND INSPECTION. Landlord shall at all reasonable times and with reasonable prior verbal notice, except in emergencies or to provide Building services, have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve months of the Term or when an uncured Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease, and Tenant shall be entitled to have an employee of Tenant accompany the person(s) entering the Premises, provided Tenant makes such employee available at the time Landlord or such other party desires to enter the Premises.

ARTICLE 8. SPACE PLANNING AND SUBSTITUTION

Landlord shall have the right, upon providing not less than 120 days prior written notice, to move Tenant to other space of comparable size in the Building or in the Project or in other space owned by Landlord or its affiliate(s) in the Discovery Park project or the Sand Canyon Business Center project; provided, however, that Landlord shall not exercise such right during the initial 60 month Term of this Lease. The new space shall be provided with improvements of comparable quality to those within the Premises and shall contain similar finishes as the Premises, approximately the same rentable square footage as the Premises (and if the rentable square footage is lower, the Basic Rent and Tenant’s Share shall be appropriately reduced, but if the rentable square footage is higher, neither the Basic Rent nor Tenant’s Share shall be increased) and approximately the same number of work stations, offices, breakrooms and reception areas as are contained in the Premises as of the date Tenant receives Landlord’s notice of relocation. Landlord shall pay the reasonable out-of-pocket costs to relocate and reconnect Tenant’s personal property and equipment within the new space. Landlord shall also reimburse Tenant for such other reasonable out-of-pocket costs that Tenant may incur in connection with the relocation. Within 10 days following request by Landlord, Tenant shall execute an amendment to this Lease prepared by Landlord to memorialize the relocation. Notwithstanding the foregoing, in the event the relocation space designated by Landlord meets the foregoing requirements but is not acceptable to Tenant, then Tenant may, by written notice to Landlord within 5 business days following delivery of Landlord’s relocation notice, elect to terminate this Lease by written notice to Landlord (the "Termination Notice"); in such event, unless Landlord revokes in writing its relocation election within three business days thereafter (in which case the Termination Notice shall be null and void), this Lease shall terminate 120 days following delivery of the Termination Notice.

ARTICLE 9. ASSIGNMENT AND SUBLETTING

9.1. RIGHTS OF PARTIES. Tenant shall not, directly or indirectly, assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Tenant agrees that it is not unreasonable for Landlord to withhold consent to a Transfer to a proposed assignee or subtenant who is an existing tenant or occupant of the Building or Project or to a prospective tenant with whom Landlord or Landlord’s affiliate has been actively negotiating. Any attempted Transfer in violation of this Article shall be a Default by Tenant and shall, at Landlord’s option, be void. Within 30 days after receipt of executed copies of the transfer documentation and such other information as Landlord may request, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; or (b) refuse to consent to the Transfer (in which case Landlord shall specify the reasons for disapproval). Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee. In no event shall any Transfer release or relieve Tenant from any obligation under this Lease, as same may be amended. Tenant shall pay Landlord a review fee of $1,000.00 for Landlord’s review of any requested Transfer. Tenant shall pay Landlord, as additional Rent, 50% of all rent and other consideration for the leasehold which Tenant receives as a result of a Transfer that is in excess of (i) the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer, and (ii) the direct out-of-pocket costs, as evidenced by third party invoices provided to Landlord, incurred by Tenant to effect the Transfer, which costs shall be amortized over the remaining Term of this Lease or, if shorter, over the term of the sublease. For purposes herein, such Transfer costs shall include all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer, including brokerage fees, legal fees, construction costs, and Landlord’s review fee. Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

9.2. PERMITTED TRANSFER. Notwithstanding the foregoing, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets (a “Successor”), or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (i) Tenant is not then in Default hereunder; (ii) Tenant gives Landlord written notice prior to such Permitted Transfer (however, if disclosure of any such transaction is restricted by securities or other law, then Tenant shall give Landlord written notice within 10 days after the effective date of the transfer); and (iii) the Successor entity (other than Tenant) resulting from any merger or consolidation of Tenant or the sale of all or substantially all of the assets of Tenant, has a net worth at the time of the Permitted Transfer that is at least equal to the net worth of Tenant immediately before the Permitted Transfer. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

9.3     APPROVED USERS. Notwithstanding anything in this Article 9 to the contrary, Tenant shall be permitted from time to time to permit its clients or business associates (“Approved Users”) to temporarily occupy space within the Premises, provided that (a) Tenant does not separately demise such space and the Approved Users utilize, in common with Tenant, one common entryway to the Premises as well as certain shared central services, such as reception, photocopying and the like; (b) the Approved Users shall not occupy, in the aggregate, more than 10% of the rentable area in the Premises; (c) the Approved Users occupy space in the Premises for the Permitted Use and for no other purpose; (d) all Approved Users shall be clients of Tenant and shall occupy space in the Premises only so long as Tenant is providing consulting or other services to such Approved Users; and (e) Tenant notifies Landlord, in writing, of the identity of any such Approved Users prior to occupancy of any portion of the Premises by such Approved Users. If any Approved Users occupy any portion of the Premises as described herein, it is agreed that (i) the Approved Users must comply with all provisions of this Lease, and a default by any Approved Users shall be deemed a Default by Tenant under this Lease; (ii) all notices required of Landlord under this Lease shall be forwarded only to Tenant in accordance with the terms of this Lease and in no event shall Landlord be required to send any notices to any Approved Users; (iii) in no event shall any use or occupancy of any portion of the Premises by any Approved User release or relieve Tenant from any of its obligations under this Lease; (iv) the Approved User and its employees, contractors and invitees visiting or occupying space in the Premises shall be deemed contractors of Tenant for purposes of Tenant’s indemnification obligations in Section 10.3; and (v) in no event shall the occupancy of any portion of the Premises by Approved Users be deemed to create a landlord/tenant relationship between Landlord and such Approved Users, and, in all instances, Tenant shall be considered the sole tenant under the Lease notwithstanding the occupancy of any portion of the Premises by the Approved Users.

  ARTICLE 10. INSURANCE AND INDEMNITY

10.1. INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date. Landlord shall provide the following types of insurance, with or without deductible and in amounts and coverages as may be reasonably determined by Landlord: (i) all risk property insurance, subject to standard exclusions (such as, but not limited to, earthquake and flood exclusions), covering not less than 80% of the replacement cost of the Building and Project (the “Property Policy”), and (ii) liability insurance in amounts of at least $2,000,000. In addition, Landlord may, at its election, obtain insurance for such other risks as Landlord or its mortgagees may from time to time deem appropriate in its sole discretion, including without limitation, coverage for earthquake, flood, and commercial general liability in the amounts in excess of the amount required above.

10.2. TENANT’S INDEMNITY. To the fullest extent permitted by law, but subject to Section 10.4 below, Tenant shall defend, indemnify and hold harmless Landlord and Landlord’s agents, employees, lenders, and affiliates, from and against any and all claims, liabilities, damages, costs or expenses arising either before or after the Commencement Date which arise from or are caused by Tenant’s use or occupancy of the Premises, the Building or the Common Areas of the Project, or from the conduct of Tenant’s business, or from any activity, work, or thing done, permitted or suffered by Tenant or Tenant’s agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, or from any Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any negligence on the part of Tenant or Tenant’s agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas of the Project. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 10.2 through counsel reasonably satisfactory to Landlord. Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord against (and Landlord shall reimburse Tenant for) any liability or expense to the extent it is ultimately determined that the same was caused by the negligence or willful misconduct of Landlord, its agents, contractors or employees.

10.3. LANDLORD’S NONLIABILITY. Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building, except (but subject to Section 10.4 below) to the extent resulting from the negligence of Landlord or willful misconduct, its agents, contractors or employees. Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord be liable for Tenant’s loss or interruption of business or income (including without limitation, Tenant’s consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

10.4. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease or would have been entitled to proceeds had such party carried full replacement cost insurance coverage. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to each other or any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against or required to be insured against under any “all-risk” property insurance policies required by this Article, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors, guests or invitees.

ARTICLE 11. DAMAGE OR DESTRUCTION

11.1.      RESTORATION.

(a) If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that: (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair (excluding deductibles) are not available from Landlord’s insurance, including without limitation earthquake insurance. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice.

(b) As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease. If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage. If the anticipated repair period exceeds 270 days and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice; provided, however, that Landlord shall not have the right to so terminate this Lease unless it also terminates the leases of all other tenants similarly affected by the Casualty. In addition, if, during the last 6 months of the term of the Lease or any extension thereof, twenty percent (20%) or more of the Premises is damaged or destroyed, or if any damage or destruction would take more than 60 days to repair, Tenant shall have the right to terminate the Lease as of the date of such damage or destruction by written notice to Landlord, given within ten (10) business days after Tenant’s receipt of the Casualty Notice.

(c) In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Alterations. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Alterations.

(d) From and after the casualty event, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

(e) Notwithstanding the provisions of subsections (a), (b) and (c) of this Section 11.1, but subject to Section 10.4, Tenant shall not be entitled to rental abatement or termination rights, if the damage is due to the gross negligence or willful misconduct of Tenant or its employees, subtenants, contractors, invitees or representatives.

11.2. LEASE GOVERNS. Tenant and Landlord agree that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. All compensation awarded for a Taking shall be the property of Landlord. Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 13. SUBORDINATION; ESTOPPEL CERTIFICATE

13.1. SUBORDINATION. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefitting Tenant. Alternatively, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease in the event of a foreclosure of any mortgage. Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure shall not be responsible for any act or omission of a prior landlord unless the same relates to a default of a continuing nature, shall not be subject to any offsets or defenses Tenant may have against a prior landlord unless the same relates to a default of a continuing nature, and shall not be liable for the return of the Security Deposit not actually recovered by such purchaser nor bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing shall not release the applicable prior landlord from any liability for those obligations. Tenant acknowledges that Landlord’s Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1.

13.2. ESTOPPEL CERTIFICATE. Tenant shall, within 10 business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project). Landlord shall, within 10 business days after receipt of a written request from Tenant, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Tenant.

13.3.     LANDLORD CONSENT AND WAIVER. Landlord shall, within 10 business days after receipt of a written request from Tenant, execute and deliver a landlord lien waiver and consent in the form of Exhibit I hereto in favor of those parties as are reasonably requested by Tenant (including a lender to Tenant).

ARTICLE 14. DEFAULTS AND REMEDIES

14.1. TENANT’S DEFAULTS. The occurrence of any one or more of the following events shall constitute a “Default” by Tenant:

(a) The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 5 business days after written notice from Landlord to Tenant. The term “Rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease.

(b) The failure by Tenant to timely deliver the documents required by the provisions of Section 13.1, 13.2 and/or 22.2 of this Lease, where the failure continues for a period of 5 business days after written notice from Landlord.

(c) Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within such time period shall be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant. However, if the nature of the failure is such that more than 30 days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant commences the cure within 30 days, and thereafter diligently pursues the cure to completion.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord shall not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

14.2.     LANDLORD’S REMEDIES.

(a) Upon the occurrence of any Default by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

(i) Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from Tenant:

(1)     The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

(2) The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

(3) The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

(4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, commissions and other expenses of reletting, including necessary repair, renovation, improvement and alteration of the Premises for a new tenant, reasonable attorneys’ fees, and any other reasonable costs; and

(5) At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the 24 month period immediately prior to Default, except that if it becomes necessary to compute such rental before the 24 month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in subparagraphs (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of 10% per annum. As used in subparagraph (3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

(ii) Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations).

(b) The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time. No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Default. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it. Tenant hereby waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Section 1174 or 1179, or under any successor statute, in the event this Lease is terminated by reason of any Default by Tenant. No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord.

14.3. LATE PAYMENTS. Any Rent due under this Lease that is not paid to Landlord within 5 days of the date when due shall bear interest at the maximum rate permitted by law (not to exceed 10% per annum) from the date due until fully paid and if any Rent due from Tenant shall not be received by Landlord or Landlord’s designee within 5 days after the date due, then Tenant shall pay to Landlord, in addition to the interest, a late charge for each delinquent payment equal to the greater of (i) 5% of that delinquent payment or (ii) $100.00; provided, however, that Landlord shall provide Tenant with one 5 day grace notice each calendar year prior to imposition of a late charge.

14.4. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that (i) in the event of an emergency involving either imminent danger of damage to Tenant’s property or to the health or safety of persons on site, then the foregoing 30-day period for Landlord’s performance shall be revised to 7 days, and (ii) if the nature of Landlord’s obligation is such that more than 30 days are required for its performance (or more than 7 days are required in the event of an emergency), then Landlord shall not be deemed to be in default if it commences performance within the 30 day or 7 day periods, as applicable, and thereafter diligently pursues the cure to completion.

14.5. EXPENSES AND LEGAL FEES. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other reasonable costs. The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

14.6.     WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a) LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(b) In the event that the jury waiver provisions of Section 14.6(a) are not enforceable under California law, then, unless otherwise agreed to by the parties, the provisions of this Section 14.6(b) shall apply. Landlord and Tenant agree that any disputes arising in connection with this Lease (including but not limited to a determination of any and all of the issues in such dispute, whether of fact or of law) shall be resolved (and a decision shall be rendered) by way of a general reference as provided for in Part 2, Title 8, Chapter 6 (§§ 638 et. seq.) of the California Code of Civil Procedure, or any successor California statute governing resolution of disputes by a court appointed referee. Nothing within this Section 14.6 shall apply to an unlawful detainer action.

14.7. SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant.

ARTICLE 15. END OF TERM

15.1. HOLDING OVER. If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term), such tenancy shall constitute a tenancy at sufferance only and possession shall be subject to all of the terms of this Lease, except that the monthly rental shall be 150% of the total monthly rental for the month immediately preceding the date of termination, calculated on a per diem basis. The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord’s right to recover the full amount due unless otherwise agreed in writing by Landlord. If Tenant fails to surrender the Premises within 15 days following the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender. The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

15.2. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall remove or fund to Landlord the cost of removing all wallpapering, voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and shall perform all work required under Section 7.3 of this Lease. If Tenant shall fail to comply with the provisions of this Section 15.2, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand.

ARTICLE 16. PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, all payments shall be due and payable within 5 days after demand. All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service or by any courier or “overnight” express mailing service. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them.

ARTICLE 17. RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord from time to time, provided such rules and regulations adopted by Landlord after the date of this Lease shall not impose any additional unreasonable burdens or additional unreasonable liabilities on Tenant.

ARTICLE 18. BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s). Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease.

ARTICLE 19. TRANSFER OF LANDLORD’S INTEREST

Landlord shall have the right to transfer and assign, in whole or in part, all of its ownership interest, rights and obligations in the Building, Project or Lease, including the Security Deposit, and upon transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations and the return of any Security Deposit, and further provided that any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease either by contractual obligation, assumption agreement or by operation of law.

ARTICLE 20. INTERPRETATION

20.1. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.2. SUCCESSORS. Subject to Sections 13.1 and 22.3 and to Articles 9 and 19 of this Lease, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns.

20.3. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.4. CONTROLLING LAW. This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

20.5. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.6. WAIVER. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act. No breach of this Lease shall be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

20.7. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section 20.7 shall not operate to excuse Tenant from the prompt payment of Rent.

20.8. ENTIRE AGREEMENT. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

20.9. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

20.10.   SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

ARTICLE 21. EXECUTION

21.1. COUNTERPARTS; DIGITAL SIGNATURES. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement. The parties agree to accept a digital image (including but not limited to an image in the form of a PDF, JPEG, GIF file, or other e-signature) of this Lease, if applicable, reflecting the execution of one or both of the parties, as a true and correct original.

21.2. CORPORATE AND PARTNERSHIP AUTHORITY. Each individual executing this Lease represents and warrants to Landlord, without personal liability, that such individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant.

21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

21.4. BROKER DISCLOSURE. By the execution of this Lease, each of Landlord and Tenant hereby acknowledge and confirm (a) receipt of a copy of a Disclosure Regarding Real Estate Agency Relationship conforming to the requirements of California Civil Code 2079.16, and (b) the agency relationships specified in Item 10 of the Basic Lease Provisions, which acknowledgement and confirmation is expressly made for the benefit of Tenant’s Broker identified in Item 10 of the Basic Lease Provisions. If there is no Tenant’s Broker so identified in Item 10 of the Basic Lease Provisions, then such acknowledgement and confirmation is expressly made for the benefit of Landlord’s Broker. By the execution of this Lease, Landlord and Tenant are executing the confirmation of the agency relationships set forth in Item 10 of the Basic Lease Provisions.

ARTICLE 22. MISCELLANEOUS

22.1. NONDISCLOSURE OF LEASE TERMS. Except to the extent disclosure is required by law, Tenant shall keep the content of this Lease and any related documents confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease or pursuant to legal requirement.

22.2. TENANT’S FINANCIAL STATEMENTS. The application, financial statements and tax returns, if any, submitted and certified to by Tenant as an accurate representation of its financial condition have been prepared, certified and submitted to Landlord as an inducement and consideration to Landlord to enter into this Lease. Tenant shall during the Term furnish Landlord with current annual financial statements accurately reflecting Tenant’s financial condition upon written request from Landlord within 10 days following Landlord’s request (not more than once per year); provided, however, that so long as Tenant is a publicly traded corporation on a nationally recognized stock exchange, the foregoing obligation to deliver the statements shall be waived.

22.3. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord. Tenant shall comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee’s Mortgage.

22.4. SDN LIST. Tenant hereby represents and warrants that, to the actual knowledge of the corporate officers of Tenant on the date of this Lease, neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC).

LANDLORD:

THE IRVINE COMPANY LLC,
a Delaware limited liability company

By /s/ Steven M. Case
     Steven M. Case
     Executive Vice President
     Office Properties

By /s/ Holly McManus
    Holly McManus
    Vice President, Office Properties
    Office Properties

TENANT:

AUTOWEB, INC,
a Delaware corporation

By /s/ Daniel R. Ingle

Printed Name Daniel R. Ingle

Title EVP, Chief Operating Officer

By /s/ Glenn E. Fuller

Printed Name Glenn E. Fuller

Title EVP, Chief Legal Officer and Secretary

6410 Oak Canyon, Suite 250

Exhibit A

EXHIBIT B

OPERATING EXPENSES
 (Net)

(a) From and after the Commencement Date, Tenant shall pay to Landlord, as additional rent, Tenant’s Share of all Operating Expenses, as defined in Section (f) below, incurred by Landlord in the operation of the Building and the Project. The term “Tenant’s Share” means that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area of Premises and the denominator of which is the total rentable square footage, as reasonably determined from time to time by Landlord, of (i) the Building, for expenses reasonably and equitably determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, and (ii) all or some of the buildings in the Project, for expenses reasonably and equitably determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Landlord reserves the right to allocate to the entire Project any Operating Expenses which may benefit or substantially relate to a particular building within the Project in order to maintain greater consistency of Operating Expenses among buildings within the Project. In the event that Landlord determines that the Premises or the Building incur a non-proportional benefit from any expense, or is the non-proportional cause of any such expense, Landlord may allocate a greater percentage of such Operating Expense to the Premises or the Building. In the event that any management and/or overhead fee payable or imposed by Landlord for the management of Tenant’s Premises is calculated as a percentage of the rent payable by Tenant and other tenants of Landlord, then the full amount of such management and/or overhead fee which is attributable to the rent paid by Tenant shall be additional rent payable by Tenant, in full, provided, however, that Landlord may elect to include such full amount as part of Tenant’s Share of Operating Expenses.

(b) Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions), and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, concurrently with payments of Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay monthly the estimated Tenant’s Share of Operating Expenses in effect during the prior Expense Recovery Period; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued estimated Tenant’s Share of Operating Expenses based upon the new estimate. Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s Share of Operating Expenses shall be equitably prorated for any partial year.

(c) Within 180 days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement (a “Reconciliation Statement”) showing in reasonable detail the actual or prorated Tenant’s Share of Operating Expenses incurred by Landlord during such Expense Recovery Period, and the parties shall within 30 days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments of Tenant’s Share of Operating Expenses, if any, to the actual Tenant’s Share of Operating Expenses as shown by the Reconciliation Statement. Any delay or failure by Landlord in delivering any Reconciliation Statement shall not constitute a waiver of Landlord’s right to require Tenant to pay Tenant’s Share of Operating Expenses pursuant hereto. Any amount due Tenant shall be credited against installments next coming due under this Exhibit B, and any deficiency shall be paid by Tenant together with the next installment. Should Tenant fail to object in writing to Landlord’s determination of Tenant’s Share of Operating Expenses, or fail to give written notice of its intent to audit Landlord’s Operating Expenses pursuant to the provisions of this Exhibit B, within 180 days following delivery of Landlord’s Reconciliation Statement, Landlord’s determination of Tenant’s Share of Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant for all purposes and any future claims by Tenant to the contrary shall be barred.

Provided no Default has occurred and is continuing, Tenant shall have the right to cause a certified public accountant, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord's general ledger of expenses not more than once during any Expense Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit so long as it does not exceed the amount per square foot typically imposed by landlords of other first class office projects in Orange County, California. Tenant shall give notice to Landlord of Tenant's intent to audit within 180 days after Tenant's receipt of Landlord's expense statement which sets forth Landlord's actual Operating Expenses. Such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where such accounts are maintained. If Tenant's audit determines that actual Operating Expenses have been overstated by more than five percent (5%), then subject to Landlord's right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant's rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employe es. Landlord may require Tenant's auditor to execute a separate commercially reasonable confidentiality agreement affirming the foregoing as a condition precedent to any audit. In the event of a violation of this confidentiality covenant in connection with any audit, then in addition to any other legal or equitable remedy available to Landlord, Tenant shall forfeit its right to any reconciliation or cost reimbursement payment from Landlord due to said audit (and any such payment theretofore made by Landlord shall be promptly returned by Tenant), and Tenant shall have no further audit rights under this Lease. Notwithstanding the foregoing, Tenant shall have no right of audit with respect to any Expense Recovery Period unless the total Operating Expenses per square foot for such Expense Recovery Period, as set forth in Landlord's annual expense reconciliation, exceed the total Operating Expenses per square foot during such Expense Recovery Period, as increased by the percentage change in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers, Los Angeles - Riverside - Orange County Area Average, all items (1982- 84 = 100) (the "Index"), which change in the Index shall be measured by comparing the Index published for January of the initial Expense Recovery Period during the Term with the Index published for January of the applicable Expense Recovery Period.

(d) Even though this Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Operating Expenses for the Expense Recovery Period in which this Lease terminates, Tenant shall within 30 days of written notice pay the entire increase over the estimated Tenant’s Share of Operating Expenses already paid. Conversely, any overpayment by Tenant shall be rebated by Landlord to Tenant not later than 30 days after such final determination. However, in lieu thereof, Landlord may deliver a reasonable estimate of the anticipated reconciliation amount to Tenant prior to the Expiration Date of the Term, in which event the appropriate party shall fund the amount by the Expiration Date.

(e) If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated Tenant’s Share of Operating Expenses for the year, then the estimate of Tenant’s Share of Operating Expenses may be increased by written notice from Landlord for the month in which such rate(s) or amount(s) becomes effective and for all succeeding months by an amount equal to the estimated amount of Tenant’s Share of the increase. Landlord shall give Tenant written notice of the amount or estimated amount of the increase, the month in which the increase will become effective, Tenant’s Share thereof and the months for which the payments are due. Tenant shall pay the increase to Landlord as part of the Tenant’s monthly payments of estimated expenses as provided in paragraph (b) above, commencing with the month in which effective.

(f) The term “Operating Expenses” shall mean and include all Project Costs, as defined in Section (g) below, and Property Taxes, as defined in Section (h) below.

(g) The term “Project Costs” shall mean all expenses of operation, management, repair, replacement and maintenance of the Building and the Project, including without limitation all appurtenant Common Areas (as defined in Section 6.2 of the Lease), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums, commercially reasonable deductibles, or reasonable premium equivalents or deductible equivalents should Landlord elect to self insure any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; light; power; window washing; trash pickup; janitorial services to any interior Common Areas; heating, ventilating and air conditioning; supplies; materials; equipment; tools; reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; establishment of reasonable reserves for replacement of the roof of the Building (provided that the applicable reserve shall be utilized in full before additional Project Costs are charged for the replacement and/or repair of the roof); costs incurred in connection with compliance with any laws enacted after the date of this Lease or changes in existing laws applicable to the Building or the Project; the cost of any capital improvements or replacements to the extent of the amortized amount thereof over the useful life of such capital improvements or replacements (or, if such capital improvements or replacements are anticipated to achieve a cost savings as to the Operating Expenses, any shorter estimated period of time over which the cost of the capital improvements or replacements would be recovered from the estimated cost savings) calculated at a market cost of funds, all as determined by Landlord, for each year of useful life or shorter recovery period of such capital expenditure whether such capital expenditure occurs during or prior to the Term, provided that such capital expenditures shall be limited to (i) improvements which increase or enhance building security and/or safety (such as lighting, life/fire safety systems, etc.), (ii) repairs or replacements of the Building Structure, Building Systems or Common Areas as required for functional (and not esthetic) reasons; (iii) alterations or improvements required to comply with any law or change in law first becoming effective as to the Building after the date hereof; and (iv) expenditures incurred as a cost or labor saving measure or to affect other economies in the operation or maintenance of the Building or Project (in which event the entire amount of any resulting cost saving may be included in Project Costs during the applicable Expense Recovery Period but in no event in excess of the total cost of the capital expenditure) (collectively, “Permitted Capital Items”); costs associated with the maintenance of an air conditioning, heating and ventilation service agreement, and maintenance of any communications or networked data transmission equipment, conduit, cabling, wiring and related telecommunications facilitating automation and control systems, remote telecommunication or data transmission infrastructure within the Building and/or the Project, and any other maintenance, repair and replacement costs associated with such infrastructure; capital costs associated with a requirement related to demands on utilities by Project tenants, including without limitation the cost to obtain additional voice, data and modem connections, but only to the extent of the amortization of such capital costs over the useful life of the item in question; labor; reasonably allocated wages and salaries, fringe benefits, and payroll taxes for administrative and other personnel directly applicable to the Building and/or Project, including both Landlord’s personnel and outside personnel; any expense incurred pursuant to Sections 6.1, 6.2, and 7.2 and Exhibits C and F of the Lease; and reasonable overhead and/or management fees for the professional operation of the Project. It is understood and agreed that Project Costs may include competitive charges for direct services (including, without limitation, management and/or operations services) provided by any subsidiary, division or affiliate of Landlord.

(h) The term “Property Taxes” as used herein shall include any form of federal, state, county or local government or municipal taxes, fees, charges or other impositions of every kind (whether general, special, ordinary or extraordinary) related to the ownership, leasing or operation of the Premises, Building or Project, including without limitation, the following: (i) all real estate taxes or personal property taxes levied against the Premises, the Building or Project, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including without limitation arising out of any Community Facilities Districts, “Mello Roos” districts, similar assessment districts, and any traffic impact mitigation assessments or fees; (iv) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes, and (v) taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent), and (vi) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings. Notwithstanding the foregoing, general net income or franchise taxes imposed against Landlord shall be excluded.

(i)
Notwithstanding the foregoing, Operating Expenses shall exclude the following:

(1)     Any ground lease rental;

(2) Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is reimbursed for such costs other than through the Operating Expense pass-through provisions of such tenants' lease;

(3) Costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-throughs), warrantors or other third persons;

(4) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(5)     Costs arising from Landlord's charitable or political contributions;

(6)    Attorneys' fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building, except those attorneys' fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of Operating Expenses, enforcement of rules and regulations of the Building and such other matters relating to the maintenance of standards required of Landlord under this Lease;

(7) Capital expenditures as determined in accordance with generally accepted accounting principles, consistently applied, and as generally practiced in the real estate industry (“GAAP”), except for Permitted Capital Items;

(8) Brokers commissions, finders' fees, attorneys' fees, entertainment and travel expenses and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

(9)     Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(10)   Costs incurred by Landlord due to the violation by Landlord of any law, code, regulation, or ordinance;

(11)   Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar office buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service;

(12)    Interest on debt or amortization on any mortgage or mortgages encumbering the Building;

(13)   Landlord's general corporate overhead, except as it relates to the specific management, operation, repair, replacement and maintenance of the Building or Project;

(14)    Costs of installing the initial landscaping and the initial sculpture, paintings and objects of art for the Building and Project;

(15)    Advertising expenditures;

(16)    Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(17)   Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and maintenance of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(18)   The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Project Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer;

(19)    Costs incurred by Landlord for improvements or replacements (including structural additions), repairs, equipment and tools which are of a “capital” nature and/or which are considered “capital” improvements or replacements under GAAP, except for Permitted Capital Items;

(20) Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project;

(21) Penalties for late payment of any Operating Expenses by Landlord, including, without limitation, with respect to Property Taxes, equipment leases, etc.;

(22) Expenses in connection with services, utilities or other benefits of a type which are not standard for the Building and which are not available to Tenant without specific charge therefor but which are provided to another tenant or occupant of the Project;

(23)     Reserves of any kind, except for reserves for the replacement of the roof as described in Section (g) above;

(24)     Except for the management fee described in Section (g) above, costs of Landlord's general overhead and general administrative expenses (individual, partnership or corporate, as the case may be); and

(25)     Costs to correct, repair and/or replace the structural components of the roof, the load-bearing walls and the foundations and footings of the Building.

EXHIBIT C

UTILITIES AND SERVICES

Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for electricity metered to the Premises, telephone, telecommunications service, janitorial service, interior landscape maintenance and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon. Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of water, gas, sewer, refuse pickup and any other utilities and services that are not separately metered to the Premises and services, and Tenant shall pay such amount to Landlord, as an item of additional rent, within 10 days after delivery of Landlord’s statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Project Costs in which event Tenant shall pay Tenant’s proportionate share of such costs in the manner set forth in Section 4.2. Tenant shall also pay to Landlord as an item of additional rent, within 10 days after delivery of Landlord’s statement or invoice therefor, Landlord’s “standard charges” (as hereinafter defined) for “after hours” usage by Tenant of each HVAC unit servicing the Premises. “After hours” shall mean usage of said unit(s) before 8:00 A.M. or after 6:00 P.M. on Mondays through Fridays, before 8:00 A.M. or after 1:00 P.M. on Saturdays, and all day on Sundays and nationally-recognized holidays. As used herein, during the initial Term, “standard charges” shall mean $25.25 per hour for each hour of “after hours” use.

EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect during the Term, and Tenant shall also cause any subtenant to comply with the requirements. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1. Tenant shall maintain, at its sole cost and expense, during the entire Term: (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, on a policy form that is at least as broad as Insurance Service Office (ISO) CGL 00 01 (if alcoholic beverages are sold on the Premises, liquor liability shall be explicitly covered), which policy(ies) shall be written on an “occurrence” basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, death, and property damage liability, which may be accomplished by a combination of primary and excess/umbrella coverage; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least $1,000,000 each accident and each disease; (iii) with respect to Alterations constructed by Tenant under this Lease (excluding the Tenant Improvements constructed by Landlord pursuant to the Work Letter), builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy shall also include business interruption coverage in an amount sufficient to cover 1 year of loss. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report. The deductible or other retained limit under any policy carried by Tenant shall be commercially reasonable, and Tenant shall be responsible for payment of such deductible or retained limit with waiver of subrogation in favor of Landlord. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy. A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than ten (10) days prior to the expiration of the coverage. In the event of a loss covered by any policy under which Landlord is an additional insured, Landlord shall be entitled to review a copy of such policy.

3. Tenant’s commercial general liability insurance shall contain a provision that the policy shall be primary to and noncontributory with any policies carried by Landlord, together with a provision including Landlord and any other parties in interest designated by Landlord as additional insureds. Tenant’s policies described in Subsections 1 (ii), (iii) and (iv) above shall each contain a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives. Tenant also waives its right of recovery against Landlord and its designated additional insureds for any deductible or retained limit under same policies enumerated above. All of Tenant’s policies shall contain a provision that the insurer will not cancel, reduce or otherwise materially change the coverage provided by the policy without first giving Landlord 10 days’ prior written notice. Tenant shall also name Landlord as an additional insured on any excess or umbrella liability insurance policy carried by Tenant.

NOTICE TO TENANT: IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations shall be in effect at the Building. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time. In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1. The sidewalks, halls, passages, elevators, stairways, and other common areas shall not be obstructed by Tenant or used by it for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises. Should Tenant have access to any balcony or patio area, Tenant shall not place any furniture other personal property in such area without the prior written approval of Landlord.

2. Neither Tenant nor any employee or contractor of Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

3. Tenant shall, at its expense, be required to utilize the third party contractor designated by Landlord for the Building to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises.

4.     No antenna or satellite dish shall be installed by Tenant without the prior written agreement of Landlord.

5. The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, the use of that curtain, blind, tinting, shade or screen shall be immediately discontinued and removed by Tenant. Interior of the Premises visible from the exterior must be maintained in a visually professional manner and consistent with a first class office building. Tenant shall not place any unsightly items (as determined by Landlord in its reasonable discretion) along the exterior glass line of the Premises including, but not limited to, boxes, and electrical and data cords. No awnings shall be permitted on any part of the Premises.

6. The installation and location of any unusually heavy equipment in the Premises, including without limitation file storage units, safes and electronic data processing equipment, shall require the prior written approval of Landlord. The moving of large or heavy objects shall occur only between those hours as may be designated by, and only upon previous notice to, Landlord. No freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7. Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose.

8. Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld. Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards which shall have been furnished to Tenant or which Tenant shall have had made.

9. Tenant shall not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord.

10.   Tenant shall not use space heaters within the Premises.

11.    Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, which shall in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any government rule or regulation.

12.    Tenant shall not use or keep any foul or noxious gas or substance in the Premises.

13.    Tenant shall not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14. Tenant shall not permit any pets or animals in or about the Building. Bona fide service animals are permitted provided such service animals are pre-approved by Landlord, remain under the direct control of the individual they serve at all times, and do not disturb or threaten others.

15. Neither Tenant nor its employees, agents, contractors, invitees or licensees shall bring any firearm, whether loaded or unloaded, into the Project at any time.

16. Smoking tobacco, including via personal vaporizers or other electronic cigarettes, anywhere within the Premises, Building or Project is strictly prohibited except that smoking tobacco shall be permitted outside the Building and within the Project only in areas designated by Landlord. Smoking, vaping, distributing, growing or manufacturing marijuana or any marijuana derivative anywhere within the Premises, Building or Project is strictly prohibited.

17.     Tenant shall not install an aquarium of any size in the Premises unless otherwise approved by Landlord.

18. Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name. Landlord shall have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant shall not use any picture of the Building in its advertising, stationery or in any other manner.

19. Tenant shall, upon request by Landlord, supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis should circumstances warrant.

20. Landlord may from time to time grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

EXHIBIT F

PARKING

Tenant shall be entitled to the number of vehicle parking spaces set forth in Item 11 of the Basic Lease Provisions, which spaces shall be unreserved and unassigned at no charge to Tenant during the initial Term, on those portions of the Common Areas designated by Landlord for parking. Tenant shall not use more parking spaces than such number. All parking spaces shall be used only for parking of vehicles no larger than full size passenger automobiles, sport utility vehicles or pickup trucks. Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees to be loaded, unloaded or parked in areas other than those designated by Landlord for such activities. If Tenant permits or allows any of the prohibited activities described above, then Landlord shall have the right, without notice, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle involved and charge the costs to Tenant. Parking within the Common Areas shall be limited to striped parking stalls, and no parking shall be permitted in any driveways, access ways or in any area which would prohibit or impede the free flow of traffic within the Common Areas. There shall be no parking of any vehicles for longer than a 48 hour period unless otherwise authorized by Landlord, and vehicles which have been abandoned or parked in violation of the terms hereof may be towed away at the owner’s expense. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole negligence or willful misconduct of Landlord. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations (including the designation of areas for employee parking) that Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. Landlord shall have the right to construct, maintain and operate lighting facilities within the parking areas; to change the area, level, location and arrangement of the parking areas and improvements therein; to restrict parking by tenants, their officers, agents and employees to employee parking areas; to enforce parking charges (by operation of meters or otherwise) after the initial Term; and to do and perform such other acts in and to the parking areas and improvements therein as, in the use of good business judgment, Landlord shall determine to be advisable; provided, however, that Landlord will use commercially reasonable effort to minimize interference with Tenant’s access to or use of the Premises in connection with such activities. Any person using the parking area shall observe all directional signs and arrows and any posted speed limits. In no event shall Tenant interfere with the use and enjoyment of the parking area by other tenants of the Project or their employees or invitees. Parking areas shall be used only for parking vehicles. Washing, waxing, cleaning or servicing of vehicles, or the storage of vehicles for longer than 48-hours, is prohibited unless otherwise authorized by Landlord. Notwithstanding the foregoing, subject to the execution and delivery by Tenant and/or any applicable employee of Landlord’s standard overnight parking form, Tenant shall have the right to park one (1) company vehicle in the parking area for up to seven (7) consecutive days and up to five (5) of Tenant’s employees shall each have the right to park one (1) passenger vehicle in the parking area for up to seven (7) consecutive days. Tenant shall be liable for any damage to the parking areas caused by Tenant or Tenant’s employees, suppliers, shippers, customers or invitees, including without limitation damage from excess oil leakage. Tenant shall have no right to install any fixtures, equipment or personal property in the parking areas. Tenant shall not assign or sublet any of the vehicle parking spaces, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

EXHIBIT G

ADDITIONAL PROVISIONS

1. RIGHT TO EXTEND THIS LEASE. Provided that no Default has occurred and is continuing under any provision of this Lease, and provided further that Tenant is occupying the entire Premises and has not (except in connection with a Permitted Transfer of this Lease to an Affiliate or a Successor as described in Section 9.2 hereof) assigned or sublet any of its interest in this Lease, then Tenant may extend the Term of this Lease for 1 extension period of 60 months. Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 10 months or more than 12 months prior to the Expiration Date of the Term, Tenant's irrevocable written notice of its commitment to extend (the “Commitment Notice”). The Basic Rent payable under the Lease during any extension of the Term shall be determined as provided in the following provisions.

If Landlord and Tenant have not by then been able to agree upon the Basic Rent for the extension of the Term, then not less than 90 days or more than 120 days prior to the Expiration Date of the Term, Landlord shall notify Tenant in writing of the Basic Rent that would reflect the prevailing market rental rate for a 60-month renewal of comparable space in the Project (together with any increases thereof during the extension period) as of the commencement of the extension period ("Landlord's Determination"). Should Tenant disagree with the Landlord's Determination, then Tenant shall, not later than 20 days thereafter, notify Landlord in writing of Tenant's determination of those rental terms ("Tenant's Determination"). Within 10 days following delivery of the Tenant's Determination, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within 10 days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair market rental. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental for the Premises. Any appraiser designated hereunder shall have an MAI certification with not less than 5 years experience in the valuation of commercial industrial buildings in the vicinity of the Project.

Within 30 days following the selection of the appraiser and such appraiser's receipt of the Landlord's Determination and the Tenant's Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects the fair market rental rate for the 60-month renewal of the Lease for the Premises, as reasonably extrapolated to the commencement of the extension period. Accordingly, either the Landlord's Determination or the Tenant's Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In making such determination, the appraiser shall consider rental comparables for the Project (provided that if there are an insufficient number of comparables within the Project, the appraiser shall consider rental comparables for similarly improved space owned by Landlord in the vicinity of the Project with appropriate adjustment for location and quality of project), but the appraiser shall not attribute any factor for brokerage commissions in making its determination of the fair market rental rate. At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental. The fees of the appraiser(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the appraiser.

Within 20 days after the determination of the fair market rental, Landlord shall prepare an appropriate amendment to this Lease for the extension period, and Tenant shall execute and return same to Landlord within 10 days after Tenant’s receipt of same. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely exercise the extension right granted herein within the time period expressly set forth for exercise by Tenant in the initial paragraph of this Section, Tenant's right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Tenant’s rights under this Section shall belong solely to Autoweb, Inc., a Delaware corporation, and any attempted assignment or transfer of such rights (except in connection with a Permitted Transfer of this Lease to an Affiliate or a Successor as described in Section 9.2 hereof) shall be void and of no force and effect. Tenant shall have no other right to extend the Term beyond the single 60-month extension period created by this Section. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this Section.

2. RIGHT OF FIRST OFFER. Provided that no Default has occurred and is continuing under any provision of this Lease, and provided further that Tenant is occupying the entire Premises and has not assigned or sublet any of its interest in the Lease (except in connection with a Permitted Transfer of this Lease to an Affiliate or a Successor as described in Section 9.2 hereof), Landlord hereby grants Tenant a one-time right (“First Right”) to lease, during the initial 60-month Term of this Lease, approximately 10,232 rentable square feet of office space known as Suite No. 200 in the Building and shown on Exhibit G-1 hereto (“First Right Space”) in accordance with and subject to the provisions of this Section; provided that this First Right shall cease to be effective during the final 12 months of the Term unless and until Tenant exercises its extension option set forth in Section 1 of this Exhibit G above. It is understood, however, that Tenant’s First Right is expressly conditioned upon (a) the prior delivery by Tenant of written notice to Landlord in good faith of Tenant’s need for additional space (the “Space Requirement Notice”), which Space Requirement Notice shall be valid for a period of 6 months only (after which time period, Tenant must deliver an additional Space Requirement Notice to Landlord), and (b) Landlord, at the time Landlord receives such Space Requirement Notice, not then being in agreement with a third party to lease such First Right Space. If, at any time after the Commencement Date and following delivery of a Space Requirement Notice and while this First Right is in effect, Landlord desires to lease the First Right Space, or any portion thereof, to any third party, and after determining that the existing tenant in the First Right Space will not extend or renew the term of its lease, Landlord shall give Tenant written notice of the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit. It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s notice shall so provide and all such space shall collectively be subject to the following provisions. Within 5 business days after receipt of Landlord’s notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) refuse to lease the Designated Space, specifying that such refusal is based upon said Economic Terms, in which event Tenant shall also specify revised Economic Terms upon which Tenant shall be willing to lease the Designated Space. In the event that Tenant does not so respond in writing to Landlord’s notice within said period, Tenant shall be deemed to have elected clause (ii) above. Any notice given by Tenant pursuant to either clause (i) or clause (iii) above shall be accompanied by Tenant’s audited financial statements for the two most recent twelve month periods, inclusive of Tenant’s most current balance sheet; should such statements reveal that Tenant’s net worth has materially decreased since the execution of this Lease, then Landlord shall have no obligation to lease the Designated Space to Tenant and may instead lease same to a third party. In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant. Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within 10 days. Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space, to lease such space to a third party, and/or to pursue any other available legal remedy. Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred (except in connection with an assignment of this Lease pursuant to a Permitted Transfer as described in Section 9.2 hereof). Any other attempted assignment or transfer shall be void and of no force or effect. Time is specifically made of the essence of this Section.

3. MONUMENT SIGNAGE. Tenant shall have the right to install non-exclusive signage on the shared Building monument sign, which signage shall consist only of the name “Autoweb” or such other name as Landlord may consent to in writing. The type, location and design of such signage shall be subject to the prior written approval of Landlord and the City of Irvine, and shall be consistent with Landlord's signage criteria for the Project. Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the monument signage. Should Tenant fail to have the monument signage installed by the date that is 12 months after the Commencement Date, then Tenant’s right to install same thereafter shall be deemed null and void. Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without prior consent of Landlord. Tenant’s signage right shall belong solely to Autoweb, Inc., a Delaware corporation and may not be transferred or assigned (except in connection with a Permitted Transfer as described in Section 9.2 hereof) without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion. In the event Tenant, exclusive of any subtenant(s), fails to occupy at least 50% of the entire Premises, then Tenant shall, within thirty (30) days following notice from Landlord, remove the monument signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease. Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal.

4. MOVING ALLOWANCE. In consideration of the execution of this Lease by Tenant, Landlord shall reimburse Tenant the actual out-of-pocket expenses incurred by Tenant in connection with Tenant’s move to the Premises, which expenses shall (a) be limited to moving costs, furniture, fixtures and equipment, and telecommunications and cabling costs and (b) not exceed $50,000.00 in the aggregate (“Moving Allowance”), provided that Tenant may elect to apply any portion of the Moving Allowance toward the increased cost of the Tenant Improvements resulting from Changes (as defined in the Work Letter) requested by Tenant. Tenant agrees that all such expenses shall be supported by paid invoices. The reimbursement shall be paid by Landlord within 30 days following receipt of those invoices, but in no event sooner than the Commencement Date of the Lease. Tenant agrees that any portion of the Moving Allowance not utilized by Tenant, as evidenced in third party invoices submitted to Landlord, by the date that is 12 months after the Commencement Date, shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment for such savings.

6410 Oak Canyon, Suite 200

Exhibit G-1
First Right Space

EXHIBIT H

LANDLORD’S DISCLOSURES

SPECTRUM

The capitalized terms used and not otherwise defined in this Exhibit shall have the same definitions as set forth in the Lease. The provisions of this Exhibit shall supersede any inconsistent or conflicting provisions of the Lease.

1. Landlord has been informed that the El Toro Marine Corps Air Station (MCAS) has been listed as a Federal Superfund site as a result of chemical releases occurring over many years of occupancy. Various chemicals including jet fuel, motor oil and solvents have been discharged in several areas throughout the MCAS site. A regional study conducted by the Orange County Water District has estimated that groundwaters beneath more than 2,900 acres have been impacted by Trichloroethylene (TCE), an industrial solvent. There is a potential that this substance may have migrated into the ground water underlying the Premises. The U.S. Environmental Protection Agency, the Santa Ana Regional Water Quality Control Board, and the Orange County Health Care Agency are overseeing the investigation/cleanup of this contamination. To the Landlord's current actual knowledge, the ground water in this area is used for irrigation purposes only, and there is no practical impediment to the use or occupancy of the Premises due to the El Toro discharges.

EXHIBIT I

LANDLORD WAIVER

This LANDLORD WAIVER (this “Waiver”) is entered into as of [                ], 2020, among [                     ] (together with its successors and assigns, the “Landlord”), CIT NORTHBRIDGE CREDIT LLC, as agent for certain lenders (in such capacity, and together with its successors and assigns in such capacity, the “Agent”), _________________________ (together with its permitted successors and assigns, the “Company”).

A. Landlord is the owner of the real property located at [                              ] (the “Premises”).

B. Landlord has entered into that certain [Lease Agreement], dated as of [                              ], attached hereto as Exhibit A and incorporated herein by reference (together with any renewals, extensions, amendments, modifications, substitutions or replacements thereof, the “Lease”) with Company, as tenant, with respect to the Premises.

C. The Company and certain of its affiliates have entered, and may from time to time enter, into a loan agreement and other documents (collectively, the “Loan Documents”) evidencing a financing arrangement with certain lenders for whom Agent is acting (the “Lenders”). The Company has also agreed to secure its obligations and liabilities under the Loan Documents (the “Obligations”) by granting a security interest to Agent, for the benefit of the lenders, in all of the Company’s property and all products and proceeds of the foregoing, as more fully described in the Loan Documents (collectively, the “Collateral”). Notwithstanding anything in this document to the contrary, the term “Collateral” shall expressly not include (and Agent hereby expressly disclaims and releases any lien or security interest in) all of the following: (i) Lessee’s contractual rights as “Tenant” under the Lease; (ii) any cash security deposit or letter of credit posted by Lessee or its affiliates to Landlord as security for the payment and/or performance of any of Lessee’s obligations under the Lease; (iii) any deposits to impound or reserve accounts posted by Lessee with Landlord in connection with the Lease including, without limitation, any impounds for the payment of Operating Expenses or other shared expenses pursuant to the terms of the Lease; and (iv) any fixtures and/or equipment which are installed or affixed to the Premises and which are not now or hereafter owned by Lessee, including without limitation, HVAC equipment installed in or serving the Premises.

As an inducement to enter into the Loan Documents, the Agent has required that the Company obtain this Waiver from Landlord in connection with its lease of the Premises, and Landlord hereby agrees and covenants with the Agent as follows:

1.     Landlord acknowledges that the Lease is in full force and effect and it not aware of any existing material default under the Lease except as follows:

2. Landlord disclaims any interest superior to that of Agent in the Collateral (but only in such property) and authorizes Agent to remove same during normal business hours in accordance with the Loan Documents provided that (a) Agent provides Landlord with not less than ten (10) days' prior written notice at the below address before entering the Premises to inspect or remove any of the Collateral. Agent agrees to indemnify, defend and hold Landlord harmless from and against any loss, cost, damage or liability (including without limitation reasonable attorneys' fees) arising out of the exercise by Agent of its rights hereunder.

3.     [Intentionally Omitted]

4. Subject to the provisions of paragraph 2 of this Waiver, Landlord agrees that the Collateral may be inspected and evaluated by the Agent or its respective designee, without necessity of court order, at any time without payment of any fee.

5. In the event (a) Agent provides to Landlord written notice of any default by the Company in the payment or performance of the Obligations or any other “Event of Default” under the Loan Documents, or (b) Landlord provides Agent with written notice that the Lease has been terminated (each a “Disposition Event”), Landlord agrees that, at the Agent’s option, the Collateral may remain upon the Premises for a period not to fifteen (15) days (the “Disposition Period”) after the occurrence of a Disposition Event; provided, that upon any such Disposition Period, the Agent shall pay rent on a per diem basis for the Disposition Period, based upon the amount of rent set forth in the Lease. If Agent fails to remove the Collateral during the Disposition Period, Landlord may deal with the Collateral as provided in the Lease or as otherwise provided by law.

6. Company acknowledges that the undersigned may admit Agent into the Premises pursuant hereto following request by Agent and irrespective of any protest or objection by Company, and Company hereby irrevocably consents to such entry. Company further waives any right to hold the undersigned, or any of its officers, employees or agents, liable for any damage, cost or expense resulting from any entry by Agent and agrees to indemnify and hold the undersigned free and harmless from any such claim of liability asserted by an employee, agent, subtenant or assignee of Company. In addition, Company agrees that any such entry shall not constitute a constructive eviction under its lease of the Premises.

7. The Agent shall promptly repair, at the Agent’s expense, or reimburse Landlord for any physical damage to the Premises actually caused by the conduct of any auction or sale and any removal of the Collateral by or through Agent (ordinary wear and tear excluded). The Agent shall not (x) be liable to Landlord for any diminution in value caused by the absence of any removed Collateral or for any other matter except as specifically set forth herein, or (y) have any duty or obligation to remove or dispose of any Collateral or other property left on the Premises by the Company.

8. Without affecting the validity of this Waiver, any of the Obligations may be extended, amended, or otherwise modified without the consent of Landlord and without giving notice thereof to Landlord. This Waiver shall inure to the benefit of the successors and assigns of the Agent and shall be binding upon the heirs, personal representatives, successors and assigns of Landlord. The person signing this Waiver on behalf of Landlord represents to the Agent that he/she has the authority to do so on behalf of Landlord.

9. All notices hereunder shall be in writing and sent by certified mail (return receipt requested), overnight mail or electronic mail (with a copy to be sent by certified or overnight mail), to the other party at the address set forth on the signature page hereto or at such other address as such other party shall otherwise designate in accordance with this paragraph.

10. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of this Waiver by facsimile, portable document format (.pdf), or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Waiver. Any party delivering an executed counterpart of this Waiver by facsimile, .pdf, or other electronic method of transmission shall also deliver an original executed counterpart of this Waiver, but the failure to do so shall not affect the validity, enforceability or binding effect of this Waiver.

11. This Waiver is governed by the laws of the State of California, without regard to the conflict of laws provisions. The parties agree that any legal action or proceeding with respect to any of its obligations under this Waiver may be brought by the Agent in any state or federal court located in Orange County, California. By its execution and delivery of this Waiver, Lender submits to and accepts, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of those courts. Lender waives any claim that the State of California is not a convenient forum or the proper venue for any such action or proceeding.

12. WAIVER OF SPECIAL DAMAGES. LANDLORD WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT LANDLORD MAY HAVE TO CLAIM OR RECOVER FROM AGENT, THE LENDERS OR ANY OF THEIR RESPECTIVE REPRESENTATIVES IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

13. JURY WAIVER. TO THE EXTENT PERMITTED BY LAW, LANDLORD AND AGENT HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN LANDLORD AND AGENT IN ANY WAY RELATED TO THIS WAIVER.

14. This Waiver shall continue in full force and affect until the indefeasible payment in full of all Obligations and termination of the Loan Documents.

[Remainder of page intentionally blank; signature pages follow.]

This Waiver is executed and delivered by Landlord as of the date first written above.

LANDLORD:

[                                           ]

By:
Name:
Title:

Notice Addresses:

Attention:
Facsimile:

COMPANY:

[                                          ]

By:
Name:
Title:

Notice Addresses:

Attention:
Facsimile:

EXHIBIT X

WORK LETTER BUILD TO SUIT

Landlord shall cause its contractor to construct the tenant improvements (the “Tenant Improvements”) for the Premises as shown in the space plan (the “Plan”) prepared by LPA, Inc. and dated December 10, 2019, including all Capital Alternates and Alternate A referenced therein, and the cost estimate (the “Cost Estimate”) prepared by DSC, Inc. and dated December 17, 2019. Any additional cost resulting from changes requested by Tenant after mutual execution and delivery of this Lease shall be borne solely by Tenant. Unless otherwise specified in the Plan or Cost Estimate or hereafter agreed in writing by Landlord, all materials and finishes utilized in constructing the Tenant Improvements shall be Landlord's building standard. Should Landlord submit any additional plans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within 5 business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be limited to items not previously approved by Tenant in the Plan or otherwise.

In the event that Tenant requests any change to the Tenant Improvements (“Change”), and Landlord so approves such Change as provided in the paragraph next below, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the cost to complete (“Completion Cost”) the Tenant Improvement work that such Change would cause. Tenant shall approve or disapprove such change order, if any, in writing within 2 days following Tenant’s receipt of such change order. If Tenant approves any such change order, Landlord, at its election, may either (i) require as a condition to the effectiveness of such change order that Tenant pay the increase in the “Completion Cost” to the Tenant Improvement work attributable to such change order concurrently with delivery of Tenant’s approval of the change order, or (ii) defer Tenant’s payment of such increase until the date 10 days after delivery of invoices for same, provided however, that the increase in the Completion Cost must in any event be paid in full prior to Tenant’s commencing occupancy of the Premises. The increase in the Completion Cost may be paid using the Moving Allowance. If Tenant disapproves any such change order, Tenant shall nonetheless be responsible for the reasonable architectural and/or planning fees incurred in preparing such change order. Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order, but if Tenant fails to timely approve a change order, Landlord may (but shall not be required to) suspend the applicable Tenant Improvement work, in which event any related delays because of such suspension shall constitute “Tenant Delays” hereunder.

Landlord agrees that it shall not unreasonably withhold its consent to Tenant's requested Changes, provided that such consent may be withheld in all events if the requested Change (i) is of a lesser quality than the Tenant Improvements previously approved by Landlord, (ii) fails to conform to applicable governmental requirements, (iii) would result in the Premises requiring building services beyond the level normally provided to other tenants, (iv) would delay substantial completion of the Tenant Improvements and Tenant declines to accept such delay in writing as a Tenant Delay, (v) interferes in any manner with the proper functioning of, or Landlord’s access to, any mechanical, electrical, plumbing or HVAC systems, facilities or equipment in or serving the Building, or (vi) would have an adverse aesthetic impact to the Premises or would cause additional expense to Landlord in reletting the Premises.

Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, requests any changes to the work, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses and the Commencement Date shall be deemed to have occurred for all purposes, including Tenant's obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. Notwithstanding the foregoing, except for failure to meet specified time deadlines, and except for Tenant Delays specified in Landlord’s response to Change requests, a Tenant Delay shall not be deemed to have occurred unless Landlord has provided notice (which may be by electronic mail to Tenant’s Construction Representative notwithstanding any notice provisions or requirements in the Lease to the contrary) to Tenant specifying that a Tenant Delay shall be deemed to have occurred because of actions, inaction or circumstances specified in the notice in reasonable detail. If such actions, inaction or circumstances are not cured by Tenant within one (1) business day after receipt of such notice (“Count Date”), and if such actions, inaction or circumstances otherwise qualify as a Tenant Delay, then a Tenant Delay shall be deemed to have occurred commencing as of the Count Date.

Landlord shall permit Tenant and its agents to enter the Premises 30 days prior to the Commencement Date of the Lease in order that Tenant may install fixtures, furniture and cabling through Tenant’s own contractors prior to the Commencement Date. Any such work shall be subject to Landlord's prior written approval, and shall be performed in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences regular business activities within the Premises. Landlord shall not be liable in any way for any personal injury, and/or loss or damage of property which may occur in connection with such entry by Tenant or in connection with such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in the Premises extend the Commencement Date of this Lease.

Tenant hereby designates Daniel Ingle, Telephone No. (949) 225-4589, as its representative, agent and attorney-in- fact for the purpose of receiving notices, approving submittals and issuing requests for changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

EXHIBIT Y

 PROJECT DESCRIPTION

Oak Creek Business Center